                   [WORLD WRESTLING ENTERTAINMENT, INC. LOGO]

FOR IMMEDIATE RELEASE                  CONTACTS:
                                       Media: Gary Davis 203-353-5066
                                       Investors: Michele Goldstein 203-352-8642


            WORLD WRESTLING ENTERTAINMENT, INC., REPORTS Q2 RESULTS,
                      PROFITABILITY UP, EXPECTATIONS RAISED

STAMFORD, CONN., NOV. 17, 2003 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second quarter ended October 24, 2003. The Company reported income from continuing operations of $16.9 million, or $0.25 per share, versus $0.3 million, or zero cents per share in the prior year. Revenues totaled $94.4 million as compared to $90.3 million in the prior year quarter.

"I am pleased with our strong results for the quarter. As a result of improved operating results across almost all lines of business, we were able to exceed our expectations. In particular, increased overall pay-per-view buys, coupled with strong ad sales revenues and the continued benefits from the cost-cutting measures initiated in fiscal 2003, all contributed to the strong quarter. Management is focused on execution and continuing to improve our profitability," said Linda McMahon, WWE CEO. "I am excited by our results and momentum as we gear up for WrestleMania XX at Madison Square Garden in March 2004".

EBITDA was $28.8 million in the current quarter as compared to $3.5 million in the prior year quarter. The increase in EBITDA was attributable to continued growth in our international business, increased pay-per-view buys for the quarter, a reduction in our overhead and a number of unusual factors which are more fully described below. Results for our international business reflect an increased number of events held and new distribution agreements for our programming.

The current quarter included two unusual factors that positively contributed to EBITDA. Due solely to timing, this quarter reflects four pay-per-view events as compared to three in the prior year quarter. Revenues for the current quarter included approximately $5.3 million related to our July 2003 pay-per-view event and EBITDA for the quarter included $3.3 million for that event. In addition, the Company's EBITDA benefited from a $5.9 million favorable settlement of litigation. The settlement payment was from an equipment manufacturer and related to the tragic death of Owen Hart in May 1999. EBITDA for the prior year quarter included a $5.9 million unfavorable settlement of litigation.

Operating income for the quarter was $26.0 million versus $1.4 million in the prior year quarter. Net income was $17.2 million, or $0.25 per share, as compared to a net loss of $1.6 million, or a net loss of $0.02 per share, in the prior year quarter. Included in the net loss for the prior year quarter was a $1.9 million loss, after tax, from discontinued operations related to our entertainment complex.

Total revenues through the first six months of fiscal 2004 were $169.1 million as compared to $175.8 million in the prior year period. EBITDA was $34.5 million for the



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current six months period as compared to $10.6 million in the prior year period.
EBITDA for the current year period included $5.9 million related to the favorable settlement of litigation. EBITDA for the prior year period included $2.4 million in net unfavorable settlements of litigation. Operating income for the current period was $28.9 million versus $6.5 million in the prior year period. Net income was $19.8 million, or $0.29 per share, as compared to $0.9 million, or $0.01 per share, in the prior year period. Included in net income for the prior year was a $3.2 million loss after tax from discontinued operations related to our entertainment complex.

RESULTS BY BUSINESS SEGMENT

LIVE AND TELEVISED ENTERTAINMENT
Revenues from the Company's Live and Televised businesses were $76.7 million for the current quarter as compared to $70.7 million in the prior year quarter.

- PAY-PER-VIEW REVENUES were $24.7 million versus $19.0 million in the prior year quarter. In the second quarter of fiscal 2004, four pay-per-view events were produced as compared to three in the prior year quarter. Our first quarter of 2004 included only two pay-per-view events due to the timing of our first quarter end as compared to the air date of our calendar July program. The Company will produce 12 pay-per-view events in fiscal 2004.

     - Total domestic pay-per-view buys for the quarter were 1.5 million as compared to 1.1 million in the prior year quarter.

     - Total buys for the Company's July 2003 event, Vengeance, were 322,000. The event contributed EBITDA of approximately $3.3 million to our second fiscal quarter.

- LIVE EVENT REVENUES were $17.7 million as compared to $18.1 million in the second quarter of last year.

     - There were 84 events, including 7 international events, during the quarter as compared to 87 events, including 3 international events, during the same period last year.

     - The average attendance at our live events was approximately 5,100 as compared to approximately 5,300 in the prior year quarter.

     - The average ticket price increased $2.29 to $40.70 for the quarter due to the increased number of international events, which have higher average ticket prices.

- TELEVISION ADVERTISING REVENUES were $18.1 million as compared to $19.7 million in the prior year quarter. Commencing with the new television season, which began September 29, 2003, UPN began to sell the inventory related to our SmackDown! program and pay us a rights fee. The decline in advertising revenues was due to this new arrangement, offset partially by increased advertising revenues from our Spike TV programming. These increased revenues were a result of the strong upfront we enjoyed.

     - Average household ratings for the quarter for our RAW program and Smackdown! program were in line when compared to the prior year quarter.

- TELEVISION RIGHTS FEES REVENUES were $16.3 million as compared to $13.8 million in the prior year quarter. The increase was due primarily to new international distribution contracts as well as rights fees received under the new UPN contract.

BRANDED MERCHANDISE
Revenues from the Company's Branded Merchandise businesses were $17.7 million versus $19.7 million in the prior year quarter.

- MERCHANDISE REVENUES were $4.1 million as compared to $5.3 million in the prior year quarter. The decrease was due primarily to a change that occurred in fiscal 2004 from the direct sale of our merchandise to a licensing arrangement for merchandise sold at our Canadian and International events.

- PUBLISHING REVENUES were $2.8 million as compared to $3.4 million in the prior year quarter. The decrease was due to one less special magazine published in the quarter as compared to the prior year quarter.

- HOME VIDEO REVENUES were $4.1 million as compared to $4.5 million in the prior year quarter, the decrease due primarily to a decrease in units sold. Sales of catalog titles were down 67% from the year ago quarter. The reduction in catalog units was related to a court ordered injunction prohibiting the sale of such titles containing our former logo.

- LICENSING REVENUES were $4.9 million as compared to $5.2 million in the prior year quarter. The decrease was due primarily to lower toy sales and lower record sales, partially offset by an increase in video game sales.

PROFIT CONTRIBUTION (NET REVENUES LESS COST OF REVENUES)
Profit contribution for the quarter was $42.2 million as compared to $28.2 million in the prior year quarter. Total profit contribution margin was approximately 45% for the current quarter as compared to 31% for the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 44% for the current quarter as compared to 30% in the prior year quarter. The profit margin for the current period was favorably impacted by the airing of one additional pay-per-view event, the change in our UPN agreement and decreased television production costs. Additionally, the prior year profit contribution margin was negatively impacted by a $3.5 million charge related to a litigation settlement.

The profit contribution margin for the Branded Merchandise businesses was approximately 47% for the current quarter as compared to 36% in the prior year quarter. The increase is due primarily to improved merchandise, publishing and home video margins.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
SG&A expenses decreased by $11.2 million for the quarter to $13.4 million as compared to $24.6 million in the prior year quarter. Included in the current quarter was the favorable settlement of litigation of $5.9 million while the prior year quarter included an unfavorable litigation settlement of $2.4 million. Excluding these items, SG&A expenses decreased by $2.9 million as compared to the prior year quarter due primarily to lower



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professional fees and to a lesser extent, a decrease in advertising and promotion expenses and the impact of the cost cutting measures taken during fiscal 2003.

DISCONTINUED OPERATIONS
The discontinued operations of The World generated income of $0.3 million, after tax, as compared to a loss of $1.9 million, after tax, in the prior year quarter.

FISCAL 2004 OUTLOOK
The Company anticipates that its net revenue results for fiscal 2004 will be between $325.0 and $350.0 million, EBITDA will be between $55.0 and $60.0 million and Income from Continuing operations will be between $31.0 and $33.0 million, or between $0.45 and $0.48 per share. The increase in the EBITDA range reflects overall improved operating results principally due to the strength of our pay-per-view business and the settlement of litigation.

Note: World Wrestling Entertainment, Inc. will host a conference call on Monday, November 17, 2003, at 11:00 a.m. ET to discuss the Company's second quarter earnings results for fiscal year 2004. All interested parties can access the conference call by dialing 800-795-1259 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.


WORLD WRESTLING ENTERTAINMENT, INC. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. For additional information on WrestleMania XX, to be broadcast live on pay-per-view from Madison Square Garden in New York City on March 14, 2004, go to wrestlemania.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.







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                       WORLD WRESTLING ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                  OCTOBER 24,      OCTOBER 25,       OCTOBER 24,      OCTOBER 25,
                                                                     2003             2002              2003              2002
                                                                -----------------------------------------------------------------
Net revenues....................................................    $ 94,431         $ 90,323          $169,106          $175,772

Cost of revenues................................................      52,227           62,172           101,488           118,790
Selling, general and administrative expenses ...................      13,359           24,635            33,078            46,422
Depreciation and amortization...................................       2,872            2,098             5,596             4,090
                                                                    --------         --------          --------          --------

Operating income................................................      25,973            1,418            28,944             6,470

Interest income and other, net..................................       1,267             (917)            2,787                12
                                                                    --------         --------          --------          --------

Income before income taxes .....................................      27,240              501            31,731             6,482

Provision for income taxes .....................................      10,356              241            12,039             2,367
                                                                    --------         --------          --------          --------

Income from continuing operations...............................      16,884              260            19,692             4,115
                                                                    --------         --------          --------          --------

Discontinued operations:
     Income (loss) from discontinued operations, net of tax.....         266           (1,863)              108            (3,190)
                                                                    --------         --------          --------          --------

Net income (loss) ..............................................    $ 17,150         $ (1,603)         $ 19,800          $    925
                                                                    ========         ========          ========          ========

Earnings (loss) per common share - Basic and Diluted:
     Continuing operations .....................................    $   0.25         $   0.00          $   0.29          $   0.06
                                                                    ========         ========          ========          ========
     Discontinued operations..................................      $      -         $  (0.03)         $      -          $  (0.05)
                                                                    ========         ========          ========          ========
     Net income (loss) .........................................    $   0.25         $  (0.02)         $   0.29          $   0.01
                                                                    ========         ========          ========          ========

Weighted average common shares outstanding:
     Basic .....................................................      68,392           70,407            68,710            70,750
                                                                    ========         ========          ========          ========
     Diluted....................................................      68,586           70,407            68,860            70,750
                                                                    ========         ========          ========          ========



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                       WORLD WRESTLING ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (Unaudited)


                                                                    AS OF              AS OF
                                                                 OCTOBER 24,         APRIL 30,
                                                                     2003              2003
                                                              ------------------- ----------------
          ASSETS

CURRENT ASSETS:

     Cash and cash equivalents............................            $  82,449        $ 128,473
     Short-term investments ..............................              190,992          142,641
     Accounts receivable, net.............................               42,731           49,729
     Inventory, net.......................................                1,024              839
     Prepaid expenses and other current assets............               20,029           18,443
     Assets of discontinued operations....................               20,761           21,129
                                                                      ---------        ---------
          Total current assets............................              357,986          361,254

PROPERTY AND EQUIPMENT - NET..............................               56,827           59,325

INTANGIBLE ASSETS - NET...................................               13,127           12,055

OTHER ASSETS..............................................                6,200            4,623

                                                                      ---------        ---------
TOTAL ASSETS..............................................            $ 434,140        $ 437,257
                                                                      =========        =========

          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt....................            $     806        $     777
     Accounts payable.....................................               15,087           14,188
     Accrued expenses and other liabilities...............               43,540           34,991
     Deferred income......................................               19,414           24,662
     Liabilities of discontinued operations...............                9,531           11,554
                                                                      ---------        ---------
          Total current liabilities.......................               88,378           86,172

LONG-TERM DEBT                                                            8,716            9,126

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Class A common stock.................................                  136              182
     Class B common stock.................................                  548              548
     Treasury stock ......................................                    -          (30,569)
     Additional paid-in capital...........................              247,926          297,315
     Accumulated other comprehensive (loss) income .......                 (122)             243
     Retained earnings....................................               88,558           74,240
                                                                      ---------        ---------
          Total stockholders' equity......................              337,046          341,959
                                                                      ---------        ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................            $ 434,140        $ 437,257
                                                                      =========        =========






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                       WORLD WRESTLING ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                   (Unaudited)


                                                                                      SIX MONTHS ENDED
                                                                                 OCTOBER 24,      OCTOBER 25,
                                                                                     2003            2002
                                                                                  ----------      ----------
OPERATING ACTIVITIES:
Net income                                                                        $   19,800      $      925
 Adjustments to reconcile net income to net cash provided
       by operating activities:
     (Income) loss from discontinued operations, net of tax...................          (108)          3,190
     Depreciation and amortization............................................         5,596           4,090
     Amortization of warrants.................................................          (670)           (635)
     Stock compensation costs.................................................           316               -
     Provision for doubtful accounts..........................................        (1,976)            603
     Provision for inventory obsolescence.....................................           (52)            513
     Changes in assets and liabilities:
          Accounts receivable.................................................         8,976          14,958
          Inventory...........................................................          (133)           (158)
          Prepaid expenses and other assets...................................        (1,592)         (3,114)
          Accounts payable....................................................           899          (4,394)
          Accrued expenses and other liabilities..............................         8,998          (5,374)
          Deferred income.....................................................        (6,217)            685
                                                                                  ----------      ----------
               Net cash provided by continuing operations.....................        33,837          11,289
               Net cash used in discontinued operations.......................        (1,545)           (644)
                                                                                  ----------      ----------
               Net cash provided by operating activities......................        32,292          10,645
                                                                                  ----------      ----------

INVESTING ACTIVITIES:
Purchase of property and equipment............................................        (2,458)         (5,173)
Purchase of other assets......................................................        (1,641)              -
(Purchase) sale of short-term investments, net................................       (49,172)            116
                                                                                  ----------      ----------
               Net cash used in continuing operations.........................       (53,271)         (5,057)
               Net cash used in discontinued operations.......................             -          (6,830)
                                                                                  ----------      ----------
               Net cash used in investing activities..........................       (53,271)        (11,887)
                                                                                  ----------      ----------

FINANCING ACTIVITIES:
Repayment of long-term debt...................................................          (381)           (294)
Purchase of treasury stock....................................................       (19,182)        (29,554)
Dividends paid................................................................        (5,482)              -
Net proceeds from exercise of stock options...................................             -             404
                                                                                  ----------      ----------
               Net cash used in continuing operations.........................       (25,045)        (29,444)
               Net cash provided by discontinued operations...................             -             322
                                                                                  ----------      ----------
               Net cash used in financing activities..........................       (25,045)        (29,122)
                                                                                  ----------      ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS.....................................       (46,024)        (30,364)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD................................       128,473          86,396
                                                                                  ----------      ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................................    $   82,449      $   56,032
                                                                                  ==========      ==========




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                       WORLD WRESTLING ENTERTAINMENT, INC.
                        SUPPLEMENTAL INFORMATION - EBITDA
                             (dollars in thousands)
                                   (Unaudited)


                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                        OCTOBER 24,       OCTOBER 25,      OCTOBER 24,       OCTOBER 25,
                                                           2003              2002              2003              2002
                                                      --------------- ---------------- ----------------- ---------------
Net income (loss) reported on GAAP basis...........       $  17,150        $  (1,603)        $  19,800         $     925

(Income) loss from discontinued operations.........            (266)           1,863              (108)            3,190

Provision for income taxes.........................          10,356              241            12,039             2,367
Interest income and other, net.....................          (1,267)             917            (2,787)              (12)

Depreciation and amortization......................           2,872            2,098             5,596             4,090
                                                          --------------------------------------------------------------
EBITDA.............................................       $  28,845        $   3,516         $  34,540         $  10,560
                                                          =========        =========         =========         =========
